UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2012

AMBASE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07265	95-2962743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employment Identification Number)

100 PUTNAM GREEN, GREENWICH, CT  06830-6027
(Address of principal executive offices, including zip code)

(203) 532-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01. OTHER INFORMATION

The Department of Justice ("DOJ"), on behalf of the United States of America, filed a fifth motion to extend the deadline for filing its initial appellate brief, which was due to expire on August 13, 2012 to August 31, 2012.  Discussions between representatives of AmBase Corporation ("AmBase" or the "Company") and the DOJ regarding a possible settlement of the Supervisory Goodwill legal proceedings have taken place in recent months.  In light of those discussions and other factors, the Company did not oppose the DOJ's motion to extend the briefing deadline.

Settlement discussions may not progress, and may be discontinued or continued, at any time or from time to time. The outcome of any settlement discussions cannot be predicted. The Company expressly disclaims any obligation to update, in its public filings with the Commission, or via other forms of public dissemination, the status or progress of any informal or formal settlement discussions with respect to the Supervisory Goodwill legal proceedings, and no inference regarding the status of any such settlement proceedings should be drawn from the absence or frequency of any such updates.

The Company, with its outside advisors, will continue to take appropriate steps on behalf of AmBase's interests.  The Company can give no assurances regarding the ultimate outcome of the Supervisory Goodwill legal proceedings, the final amount of any award or when it might be received.

A copy of the DOJ's motion is provided as an exhibit hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASE CORPORATION

By /s/ Richard A. Bianco
Richard A. Bianco
Chairman, President and Chief Executive Officer
AmBase Corporation
Date: August 13, 2012

EXHIBIT INDEX

Exhibit                                    Description

99                            Copy of DOJ Motion